Exhibit 99.1

Sparton Corporation to Be Acquired by Cerberus

Transaction Provides a Significant Premium to Shareholders and a Strong Partner to Support Future Growth

SCHAUMBURG, IL – December 12, 2018 – Sparton Corporation (“Sparton” or the “Company”) (NYSE:SPA) today announced that it has entered into a definitive agreement to be acquired by an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), a global leader in alternative investing. Under the terms of the agreement, Cerberus will acquire all outstanding shares of Sparton’s common stock for $18.50 per share in cash.

The $18.50 per share consideration represents a premium of approximately 41% over Sparton’s closing share price on December 11, 2018. The Sparton Board of Directors has unanimously approved the agreement and recommends that the Company’s shareholders approve the transaction.

“This transaction is the result of the significant time and effort the Company has invested in its previously announced process to explore strategic alternatives, including a potential acquisition of Sparton,” said Joseph J. Hartnett, Interim President and Chief Executive Officer of Sparton. “We are pleased to have successfully concluded our process with a transaction that delivers significant value to the shareholders of Sparton.”

Mr. Hartnett continued, “In addition to delivering immediate value to our shareholders, this transaction provides Sparton with a long-term partner that is focused on building upon our strong platform. Cerberus is recognized as a leading investor in global technology and manufacturing companies that brings significant operational expertise, in addition to its financial capital and acumen. Together, we will be able to capitalize on strategic growth opportunities, while continuing to meet the needs of our customers by delivering high-quality, innovative solutions and services.”

Tarek Ajouz, Managing Director of Cerberus, commented, “Sparton has a proven track record as a leading manufacturer of complex electromechanical devices for leading businesses and government agencies around the world. With its industry-leading solutions and strong customer relationships, we believe there is significant opportunity to further expand the Company’s leadership position in its markets. We look forward to partnering with Sparton’s talented employees to serve its customers with best-in-class solutions, build upon the foundation of excellent capabilities already in place, and help Sparton achieve its full potential for growth.”

The transaction, which is subject to the receipt of Sparton shareholder approval, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, is expected to close in the first calendar quarter of 2019. Additional details regarding the transaction will be set forth in a proxy statement that will be sent by Sparton to its shareholders in advance of the special meeting at which Sparton’s shareholders will be asked to approve the transaction.

Debt financing for the transaction is being provided by accounts managed by TCW Asset Management Company, LLC and MSD Partners, L.P.

J.P. Morgan Securities LLC acted as financial advisor to Cerberus and Lowenstein Sandler LLP, Kirkland & Ellis LLP, and Blank Rome LLP acted as legal counsel to Cerberus.

Wells Fargo Securities, LLC and Raymond James & Associates, Inc. acted as financial advisors to Sparton. Mayer Brown LLP acted as legal counsel to Sparton.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 119th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial.

Headquartered in Schaumburg, IL, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at http://www.sparton.com/.

About Cerberus

Founded in 1992, Cerberus is a global leader in alternative investing with over $35 billion in assets across complementary credit, private equity, and real estate strategies. We invest across the capital structure where our integrated investment platforms and proprietary operating capabilities create an edge to improve performance and drive long-term value. Our tenured teams have experience working collaboratively across asset classes, sectors, and geographies to seek strong risk-adjusted returns for our investors. For more information about our people and platforms, visit us at www.cerberus.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (“SEC”). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10-K and Form 10-Q. Additional factors may include the effect of the announcement of the merger and related transactions on Sparton’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Cerberus, and the risk that the merger agreement with Cerberus may be terminated in circumstances that require Sparton to pay a termination fee to Cerberus; the outcome of any legal proceedings that may be instituted against Sparton related to the merger agreement with Cerberus; and the failure to satisfy conditions to completion of the merger with Cerberus, including the receipt of Sparton shareholder approval and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for Sparton’s ongoing obligations to disclose material information as required by the federal securities laws, Sparton does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transaction, Sparton will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SPARTON’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Sparton files with the SEC (when available) from the SEC’s website at www.sec.gov and Sparton’s website at www.Sparton.com.

Sparton and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Sparton’s stockholders with respect to the proposed acquisition. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Sparton’s Annual Report on Form 10-K for the fiscal year ended July 1, 2018, and its definitive proxy statement for the 2018 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of Sparton by Ultra will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Sparton’s website at www.Sparton.com

Contacts:

Sparton

Investors:

IMS Investor Relations

John Nesbett / Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Company:

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com

Cerberus

Torrey Leroy

Cerberus Corporate Communications

646-885-3029

tleroy@cerberuscapital.com